Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-215269) of OceanFirst Financial Corp. of our report dated June 20, 2017 relating to the financial statements of the Ocean City Home Bank Savings and Investment Plan which appear in this Form 11-K for the year ended December 31, 2016.

/s/ Friedman LLP
Marlton, New Jersey
June 20, 2017